Exhibit 10(d)

ALBERTO-CULVER COMPANY

2006 RESTRICTED STOCK PLAN

(as amended through January 24, 2008)

SECTION 1. ESTABLISHMENT AND PURPOSE

1.1 Establishment    The Alberto-Culver Company (the “Company”) hereby establishes a restricted stock plan for (i) Key Employees, as defined herein, and (ii) members of the Board of Directors who are not officers or employees of the Company or any of its subsidiaries (“Eligible Directors”) which shall be known as the 2006 Restricted Stock Plan (the “RSP”).

1.2 Purpose    The purpose of the RSP is to enable the Company to attract, retain, motivate, and reward Key Employees and Eligible Directors by providing them with a means to acquire an equity interest or to increase such interest in the Company.

1.3 Definitions    Whenever used herein, the following terms shall have the meanings set forth below:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Change in Control” shall have the meaning set forth in Section 7.2(a).

(c)	“Committee” means the Compensation and Leadership Development Committee of the Board or, if any member of the Committee is not (i) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 and the rules and regulations thereunder (the “Code”) or (ii) a “non-employee director” within the meaning of Section 16 (“Section 16”) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (“Exchange Act”), the Committee shall set up a subcommittee comprised solely of outside directors and non-employee directors for purposes of all matters arising under this RSP involving “officers” within the meaning of Rule 16a-1(f) under Section 16, and “covered employees” within the meaning of Section 162(m) of the Code for the plan year at issue.

(d)	“Disability” shall have the meaning provided in the Company’s applicable long-term disability plan and such disability continues for more than three months or, in the absence of such a definition, when a Participant becomes totally disabled as determined by a physician mutually acceptable to the Participant and the Company before attaining the Retirement age as defined below and if such total disability continues for more than three months. Disability does not include any condition which is intentionally self-inflicted or caused by illegal acts of the Participant.

(e)	“ Exempt Person” and “Exempt Persons” shall have the meaning set forth in Section 7.2(b).

(f)	“Fair Market Value” shall mean the average of the high and low transaction prices of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported.

(g)	“Key Employee” means an active employee (including officers and directors who also are employees) of the Company or its subsidiaries with direct impact on the performance of the Company.

(h)	“Incumbent Board” shall have the meaning set forth in Section 7.2(c).

(i)	“Participant” means Key Employees designated by the Committee and Eligible Directors who are awarded and hold Restricted Stock pursuant to the RSP.

(j)	“Restricted Stock” shall mean the Common Stock of the Company, $.01 par value, with such restrictions as described in Section 6.

(k)	“Restricted Stock Agreement” shall have the meaning set forth in Section 6.1.

(l)	“Retirement” shall be reached for an employee when his or her employment terminates and at the time of such termination the sum of such employee’s age and years of service as an employee of the Company or any of its subsidiaries equals or exceeds 75 years. Retirement shall be reached for an Eligible Director when his or her directorship terminates and at the time of termination such Eligible Director has served on the Board for at least three years, provided that such termination of the Eligible Director was not by the Company for cause.

SECTION 2. ADMINISTRATION

2.1 Administration    The RSP shall be administered by the Committee. The Committee shall have full power to construe, administer and interpret the RSP, and full power to adopt such rules and regulations as the Committee may deem desirable to administer the RSP. No member of the Committee shall be liable for any action or determination made in good faith with respect to the RSP or any Restricted Stock thereunder. Determinations by the Committee under the RSP need not be uniform and may be made by it selectively among Participants, whether or not such persons are similarly situated.

2.2 Finality of Determination    The determination of the Committee as to any disputed questions arising under this RSP, including questions of construction and interpretation, shall be final, conclusive and binding.

SECTION 3. ELIGIBILITY AND PARTICIPATION

3.1 Eligibility    Key Employees of the Company and its subsidiaries are eligible to receive Restricted Stock under the RSP, in such amounts and on as many occasions as the Committee in its sole discretion may determine. Eligible Directors shall receive Restricted Stock under the RSP in accordance with the provisions of Section 6.1(b).

3.2 Participation    The Committee shall designate the Key Employees to receive Restricted Stock, the time or times and the size and terms of each individual grant of Restricted Stock under the RSP. Eligible Directors are automatically entitled to receive Restricted Stock at the times and in the amounts in accordance with the provisions set forth in Section 6.1(b).

SECTION 4. STOCK SUBJECT TO THE RSP

4.1 Number    The total number of shares of Restricted Stock that may be granted under the RSP shall not exceed 1,500,000. These shares may consist, in whole or in part, of authorized but unissued shares of stock or shares of stock reacquired by the Company and not reserved for any other purpose.

4.2 Reacquired and Withheld Shares    If, at any time, shares of Restricted Stock issued pursuant to the RSP shall have been reacquired by the Company in connection with the restrictions herein imposed on such shares, such reacquired shares again shall become available for issuance under the RSP at any time prior to its termination. In addition until November 1, 2016, any shares of Restricted Stock withheld to pay, in whole or in part, the amount required to be withheld under applicable tax laws in accordance with Section 6.12 hereof, shall become available for issuance under the RSP at any time prior to its termination.

4.3 Adjustment upon Change in Stock    The Committee shall take such action with regard to adjustment of the number of shares of Restricted Stock that may be granted hereunder as it considers to be equitable in its sole and absolute discretion in the event there is any change in the outstanding Common Stock, or any event that could cause a change in the outstanding Common Stock, including, without limitation, by reason of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, merger, consolidation, combination, issuance of securities convertible into or exchangeable for Common Stock, exchange or conversion of shares, or any other similar type of event. The Committee’s determination of any adjustment pursuant to this Section 4.3 shall be final, conclusive and binding.

SECTION 5. DURATION OF THE RSP

The RSP shall continue until all Restricted Stock subject to it shall have been granted and vested under the RSP, subject to the provisions of the RSP regarding amendments thereto and termination thereof.

SECTION 6. SHARES OF RESTRICTED STOCK

6.1 Grant of Shares of Restricted Stock

(a) Awards of Restricted Stock to Participants shall be granted under a Restricted Stock Agreement between the Company and the Participant which shall provide that the shares subject to any such award shall be subject to such forfeiture and other conditions, including the provisions of Section 6.7 hereof, as the Committee shall designate, which are consistent with the terms of this RSP.

(b) Awards of Restricted Stock to Eligible Directors shall automatically be granted hereunder, without further action required, to each Eligible Director of the Company on the date of his or her initial election or appointment as a director of the Company (“Initial Grant”) and on the date of every Annual Meeting of the Stockholders (“Annual Meeting”) commencing with the Annual Meeting scheduled for January 24, 2008 (“Subsequent Grant”). No director shall be entitled to an Initial Grant if his or her initial election or appointment to the Board occurred on or after June 1st of the fiscal year in which he or she joined the Board. No director who has received an Initial Grant shall be entitled to receive a Subsequent Grant during the same fiscal year of the Company, no director shall be entitled to receive more than one Subsequent Grant in any fiscal year of the Company and no director shall be entitled to more than one Initial Grant. Initial Grants shall consist of approximately $65,000 of Restricted Stock valued by dividing $65,000 by the Fair Market Value of a share Common Stock on the date of grant and rounding to the nearest 100 shares. Subsequent Grants shall consist of approximately $65,000 of Restricted Stock valued by dividing $65,000 by the Fair Market Value of a share of Common Stock on the date of grant and rounding to the nearest 100 shares.

6.2 Vesting    Except as otherwise provided in Sections 7.1 and/or 6.8 hereof, Restricted Stock granted to Participants hereunder will vest on a cumulative basis in equal annual increments of one-fourth of the shares granted, commencing on the day preceding the second anniversary of the grant of the Restricted Stock. Those shares will be fully vested after a period of five (5) years from the day preceding the date of grant. With respect to Restricted Stock granted to Key Employees, the Committee, may (i) accelerate the vesting of such Restricted Stock subject to such terms and conditions as the Committee deems necessary or desirable to effectuate the purpose of the RSP or (ii) specifically provide at the date of grant for another vesting schedule which is different than the vesting schedule set forth in the first two sentences of this Section 6.2. In addition, with respect to Restricted Stock granted to Key Employees, the Committee may grant Restricted Stock that is immediately vested upon the date of issuance.

6.3 Transferability    Subject to Section 6.8 hereof, a Participant’s rights under the RSP may not be assigned and any Restricted Stock granted to a Participant may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated as long as the shares are subject to forfeiture or other conditions as provided in this RSP, and as set forth in the Restricted Stock Agreement pursuant to which such shares were granted.

6.4 Removal of Restrictions    Except as otherwise provided herein, or as may be required by applicable law, shares of Restricted Stock covered by each Restricted Stock Agreement made under this RSP will become freely transferable by the Participant upon vesting in accordance with Sections 6.2, 6.8 and/or 7.1.

6.5 Other Restrictions    The Committee may impose such other restrictions on any shares granted pursuant to this RSP as it may deem advisable, including, without limitation, restrictions required by (1) federal securities laws, (2) requirements of any stock exchange upon which such shares of the same class are listed and (3) any state securities laws applicable to such shares.

6.6 Certificates    In addition to any legends placed on certificates pursuant to Section 6.5, the Company reserves the right to place on each certificate representing shares of Restricted Stock a restrictive legend, which legend may be in the following form:

The sale or other transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to the restrictions on transfer and forfeiture conditions (which include the satisfaction of certain employment or director service requirements) set forth in the 2006 Restricted Stock Plan and Restricted Stock Agreement. A copy of such agreement may be inspected at the offices of the Secretary of the Company.

All certificates representing shares of Restricted Stock may be held by the Secretary of the Company in escrow on behalf of the Participant awarded such shares, together with a Power of Attorney (if any) executed by the Participant, in the form satisfactory to the Committee and authorizing the Company to transfer such shares as provided in the Restricted Stock Agreement, until such time as all restrictions imposed on such shares pursuant to the RSP and the Restricted Stock Agreement have expired or been earlier terminated.

6.7 Termination of Employment    In the event that, prior to the removal of restrictions on shares of Restricted Stock as contemplated by Section 6.4, a Participant’s employment or directorship with the Company terminates for any reason other than death, Retirement, Disability, or a Change in Control, any shares subject to time period restrictions or other forfeiture conditions at the date of such termination shall automatically be forfeited to the Company. A Participant shall not forfeit any rights to Restricted Stock previously granted to him or her, solely because he or she ceases to qualify as a Key Employee.

6.8 Death, Retirement or Disability

(a) In the event that, prior to the removal of restrictions on shares of Restricted Stock as contemplated by Section 6.4, a Participant’s employment or directorship with the Company terminates because of death or Disability, any uncompleted portion of a time period restriction or other forfeiture conditions, as set forth herein or in the terms of the Restricted Stock Agreement, shall be waived and all such Restricted Stock shall immediately vest. The shares released from such restrictions pursuant to this Section 6.8 thereafter shall be freely transferable by the Participant or by the person set forth in Section 6.8 (c) and (d) in the case of the Participant’s death, subject to any applicable legal requirements.

(b) In the event that, prior to the removal of restrictions on shares of Restricted Stock as contemplated by Section 6.4, a Participant’s employment or directorship with the Company terminates because of Retirement, any uncompleted portion of a time period restriction or other forfeiture conditions, as set forth herein or in the terms of the Restricted Stock Agreement, shall be waived and all such Restricted Stock shall immediately vest. The shares released from such restrictions pursuant to this Section 6.8 thereafter shall be freely transferable by the Participant, subject to any applicable legal requirements.

(c) A Participant may from time to time name in writing any person or persons to whom his or her Restricted Stock should be given if the Participant dies. Each such beneficiary designation will revoke all prior designations by the Participant with respect to the RSP, shall not require the consent of any previously named beneficiary, and will be effective only when filed with the Secretary of the Company during the Participant’s lifetime.

(d) If a Participant fails to designate a beneficiary before his or her death, as provided above, or if the beneficiary designated by the Participant dies prior to receiving the Restricted Stock hereunder, the Company shall transfer the Restricted Stock to the surviving spouse of the Participant, or in the event there is no such surviving spouse, to the estate of the Participant.

6.9 Voting Rights    Participants shall have full voting rights with respect to shares of Restricted Stock.

6.10 Dividend Rights    Participants shall have full dividend rights (subject to applicable withholding tax requirements) with any such dividends being paid currently. Dividends paid to Key Employees on shares of Restricted Stock prior to the shares vesting will be treated as wages for federal income tax purposes and will be subject to withholding taxes by the Company. Dividends paid to Eligible Directors on shares of Restricted Stock prior to the shares vesting will be treated as compensation for services for federal income tax purposes. If all or part of a dividend is paid in shares of stock, the dividend shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock that are the basis for the dividend.

6.11 Security Interest in Shares    In connection with the execution of any Restricted Stock Agreement, the Committee may require that a Participant grant to the Company a security interest in the shares of Restricted Stock issued or granted pursuant to this RSP to secure the payment of any sums (e.g.: income withholding taxes due when restrictions lapse) then owing or thereafter coming due to the Company by such Participant. This security interest shall continue for such period of time as the certificates representing shares of Restricted Stock are held by the Secretary of the Company in escrow on behalf of the Participant pursuant to Section 6.6.

6.12 Withholding Taxes Due    At any time when a Participant is required to pay to the Company an amount required to be withheld under applicable tax laws in connection with the vesting of Restricted Stock or reaching Retirement age (calculated by taking the minimum statutory withholding rates for federal, foreign, state and local tax purposes including payroll taxes, applicable to the income generated by the vesting of such Restricted Stock), the Participant may satisfy this obligation in whole or in part by making an election to have the Company withhold shares of Restricted Stock having a value equal to the amount required to be withheld. The value of shares to be withheld shall be based on the Fair Market Value of the Restricted Stock on the date the Participant vests in such shares or reaches Retirement age.

SECTION 7. CHANGE IN CONTROL

7.1 Vesting Upon Change in Control    Notwithstanding any provision of the RSP, all outstanding shares of Restricted Stock shall immediately become fully vested upon the occurrence of a Change in Control.

7.2 Definitions

(a) The term “Change in Control” means:

(1)	the occurrence of any one or more of the following events:

(A) The acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of both (x) 20% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) and (y) combined voting power of Outstanding Company Voting Securities in excess of the combined voting power of the Outstanding Company Voting Securities held by the Exempt Persons (as such term is defined in Section 7.2(b)); provided, however, that a Change in Control shall not result from an acquisition of Company Voting Securities:

(i) directly from the Company, except as otherwise provided in Section 7.2(a)(2)(A);

(ii) by the Company, except as otherwise provided in Section 7.2(a)(2)(B);

(iii) by an Exempt Person;

(iv) by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(v) by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i) and (ii) of Section 7.2(a)(1)(C) shall be satisfied.

(B) The cessation for any reason of the members of the Incumbent Board (as such term is defined below) to constitute at least a majority of the Board.

(C) Consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation:

(i) more than 60% of the combined voting power of the then outstanding securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation; and

(ii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation.

(D) Consummation of the sale or other disposition of all or substantially all of the assets of the Company other than (x) pursuant to a tax-free spin-off of a subsidiary or other business unit of the Company or (y) to a corporation with respect to which, immediately after such sale or other disposition:

(i) more than 60% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such sale or other disposition; and

(ii) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

(E) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

(2)	Notwithstanding the provisions of Section 7.2(a)(1):

(A) no acquisition of Company Voting Securities shall be subject to the exception from the definition of Change in Control contained in clause (i) of Section 7.2(a)(1)(A) if such acquisition results from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company; and

(B) for purposes of clause (ii) of Section 7.2(a)(1)(A), if any Person (other than the Company, an Exempt Person or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall, by reason of an acquisition of Company Voting Securities by the Company, become the beneficial owner of (x) 20% or more of the combined voting power of the Outstanding Company Voting Securities and (y) combined voting power of Outstanding Company Voting Securities in excess of the combined voting power of the Outstanding Company Voting Securities held by the Exempt Persons, and such Person shall, after such acquisition of Company Voting Securities by the Company, become the beneficial owner of any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control.

(b) The term “Exempt Person” (and collectively, the “Exempt Persons”) means:

(1) Leonard H. Lavin or Bernice E. Lavin;

(2) any descendant of Leonard H. Lavin and Bernice E. Lavin or the spouse of any such descendant;

(3) the estate of any of the persons described in Section 7.2(b)(1) or (2);

(4) any trust or similar arrangement for the benefit of any person described in Section 7.2(b)(1) or (2); or

(5) the Lavin Family Foundation or any other charitable organization established by any person described in Section 7.2(b)(1) or (2).

(c) The term “Incumbent Board” means those individuals who, as of January 1, 2007, constitute the Board, provided that:

(1) any individual who becomes a director of the Company subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved either by the vote of at least a majority of the directors then comprising the Incumbent Board or by the vote of at least a majority of the combined voting power of the Outstanding Company Voting Securities held by the Exempt Persons shall be deemed to have been a member of the Incumbent Board; and

(2) no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board or the Exempt Persons for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board or the Exempt Persons shall be deemed to have been a member of the Incumbent Board.

SECTION 8. NO EMPLOYMENT AND RETENTION RIGHTS OF PARTICIPANTS

Nothing in this RSP or in any grant of Restricted Stock shall interfere with or limit in any way the right of the Company to terminate any Key Employee’s or Participant’s employment at any time, or confer upon any Key Employee or Participant any right to continue in the employ of the Company or its subsidiaries. Establishment of, or participation in, the RSP shall not be construed to give any Eligible Director the right to be retained as a member of the Board.

SECTION 9. STOCKHOLDER APPROVAL, AMENDMENT AND TERMINATION

9.1 Amendment    This RSP may be amended at any time by the Committee or the Board; provided that no such amendment shall permit the granting of Restricted Stock to anyone other than as provided in Section 3 hereof, or increase the maximum number of shares of stock that may be granted pursuant to this RSP except pursuant to Section 4.3 hereof, without the further approval of the Company’s stockholders. In addition, the approval of the Board is required to amend Section 6.1(b).

9.2 Termination    The Company reserves the right to terminate the RSP at any time by action of the Committee or the Board.

9.3 Existing Restrictions    Neither amendment nor termination of this RSP shall adversely affect any shares previously granted or issued pursuant to this RSP.

9.4 Stockholder Adoption    The RSP was approved by the stockholders of the Company on November 13, 2006 and became effective on November 16, 2006.